UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37503	27-0223495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400 Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2017, the Compensation Committee of the Board of Directors of B. Riley Financial, Inc. (the “Company”) approved one-time, discretionary cash bonus awards to certain of the Company’s executive officers, including to (i) Bryant Riley, the Company’s Chairman and Chief Executive Officer, in the amount of $224,384, (ii) Thomas Kelleher, the Company’s President, in the amount of $95,044, (iii) Andrew Gumaer, the Chief Executive Officer of the Company’s wholly owned subsidiary, Great American Group, LLC, in the amount of $149,589 and (iv) Phillip Ahn, the Company’s Chief Financial Officer and Chief Operating Officer, in the amount of $56,096. The amounts of such bonuses represent a pro-ration of the salary increases for such individuals that took effect in October 2017 as if such salary increases had taken effect at the beginning of 2017.

On December 29, 2017, the Compensation Committee of the Board of Directors of the Company also approved the entrance by the Company into new employment agreements with certain of the Company’s executive officers, including each of Mr. Riley, Mr. Kelleher, Mr. Gumaer and Mr. Ahn (the “Employment Agreements”). The Employment Agreements with each of Mr. Riley and Mr. Gumaer replace the prior employment agreements such individuals had with the Company. Mr. Kelleher and Mr. Ahn previously did not have employment agreements with the Company.

The terms of the Employment Agreements generally provide, among other things, for the following for each such individual:

●	An annual base salary subject to review and adjustment on an annual basis, in the initial amounts of: $600,000 per year for Mr. Riley, $500,000 per year for Mr. Kelleher, $500,000 per year for Mr. Gumaer and $400,000 per year for Mr. Ahn.

●	Eligibility for annual performance bonuses based on such individual’s performance and/or the Company’s performance in accordance with the Company’s Management Bonus Plan, with a target bonus equal to not less than 100% of such individual’s annual base salary.

●	Eligibility for each fiscal year to receive an annual long-term incentive award under the Company’s equity incentive plan with a value of no less than 50% of such individual’s annual base salary (but in no event more than 50,000 restricted stock units). Each such award will be subject to approval of the Company’s Compensation Committee and vest annually over a three year period.

●	Notwithstanding the terms of any existing agreement or plan, all outstanding unvested stock options, restricted stock units, stock appreciation rights and other unvested equity linked awards granted to such individual during the term of such individual’s Employment Agreement shall become fully vested upon a Change of Control (as defined in the Employment Agreements) and exercisable for the remainder of their full term.

●	Participation in benefit plans for the Company’s executives, reimbursement for all reasonable and necessary out-of-pocket expenses incurred by such individual in the performance of such individual’s respective duties for the Company and paid time off in accordance with the Company’s policies.

●	A requirement for each party to give twenty (20) days prior written notice to terminate such individual’s employment.

●	If such individual is terminated with Cause (as defined in the Employment Agreements) or resigns without Good Reason (as defined in the Employment Agreements), such individual receives such individual’s base salary, benefits and accrued unused leave through termination, as well as a pro rata portion of any target bonus for the year of termination (or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year).

●	If such individual is terminated without Cause, for death or for Disability (as defined in the Employment Agreement) or resigns for Good Reason, such individual receives, subject to the execution of a general release, a severance payment payable in one lump sum within 45 days of termination in an amount equal to the sum of (a) one (1) times such individual’s base salary and (b) one (1) times such individual’s target bonus for the year of termination (or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year). In such circumstances, such individual shall also be eligible for reimbursement for COBRA premiums for the difference between the monthly COBRA premium paid by such individual for himself (and his dependents, if applicable) and the monthly premium amount paid by similarly situated active executives, for a period ending upon the earliest of the twelve (12) month anniversary of such termination and the date on which such individual becomes eligible to receive substantially similar coverage from another employer.

The foregoing description of the Employment Agreements is intended to be a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the Employment Agreements are attached as Exhibits 10.1, 10.2, 10.3, 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 1, 2018, by and between the registrant and Bryant R. Riley.

10.2	Employment Agreement, dated as of January 1, 2018, by and between the registrant and Thomas J. Kelleher.

10.3	Employment Agreement, dated as of January 1, 2018, by and between Great American Group, LLC. and Andrew Gumaer.

10.4	Employment Agreement, dated as of January 1, 2018, by and between the registrant and Phillip J. Ahn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2018	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
Name: Phillip J. Ahn Title: Chief Financial Officer and Chief Operating Officer